UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2019

Central Garden & Pet Company

(Exact name of Registrant as Specified in its Charter)

Delaware	001-33268	68-0275553
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1340 Treat Boulevard, Suite 600, Walnut Creek, California 94597

(Address of Principal Executive offices) (Zip Code)

(925) 948-4000

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CENT	The NASDAQ Stock Market LLC
Class A Common Stock	CENTA	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 16, 2019, Central Garden & Pet Company (the “Company”) announced the appointment of Timothy P. Cofer as Chief Executive Officer of the Company and a member of the Board of Directors, effective October 14, 2019. As previously announced, George Roeth, the Company’s current President and Chief Executive Officer will retire from the Company and as a member of the Board of Directors effective September 28, 2019.

Mr. Cofer, age [50], was Executive Vice President and Chief Growth Officer of Mondelēz International, Inc. from January 2016 until September 2019 and served as Interim President, North America from April to November 2017, Executive Vice President and President, Asia Pacific and EEMEA from September 2013 to December 2015 and Executive Vice President and President, Europe from August 2011 to September 2013. Prior to that, Mr. Cofer held various positions of increasing responsibility since joining Mondelēz International in 1992. A copy of the press release announcing Mr. Cofer’s appointment is attached as Exhibit 99.1.

Under the terms of an employment agreement dated September 16, 2019, Mr. Cofer will receive an annual salary of $975,000 and a target bonus equal to 100% of his base salary. He will also receive a signing bonus of $1,000,000 and an initial stock option grant for Class A common stock with a Black Scholes value of $1,100,000 and vesting 25% per year on the anniversary of the grant date.

On the date of the Companywide equity grant for fiscal year 2020, Mr. Cofer will be entitled to receive a combination of restricted stock, performance units and stock options to purchase a number of shares of Class A common stock with a Black Sholes value equity to $2.3 million. The vesting period for both the restricted stock and the stock options is 25% per year and the options expire six years from the date of grant. Mr. Cofer will receive a similar grant for each subsequent fiscal year. Beginning September 29, 2021, Mr. Cofer will be required to hold capital stock with a value of not less than four times his annual salary.

To compensate Mr. Cofer for the lost value of unvested performance units, restricted stock and stock options granted by Mondelēz, the Company will make retention payments to Mr Cofer of $1.9 million per year in each of fiscal 2021, 2022, 2023 and 2024 plus 8% compounded interest from his start date, unless he terminates his employment or he has been terminated by the Company with cause.

Mr. Cofer will also be entitled to a housing allowance not to exceed $8,000 per month for a period of 18 months and other benefits, including health coverage, financial counseling and a car allowance.

The Company may terminate Mr. Cofer at any time without cause by giving him 90 days’ notice. Subject to executing a general release, Mr. Cofer will be entitled to continued vesting of previously granted stock options, restricted stock and performance units subject to his continued service under the terms of a post-employment consulting agreement pursuant to which Mr. Cofer will provide consulting services for 48 months upon termination of his employment with the Company. For these services, Mr. Cofer will be entitled to receive, on an annual basis, 10% of his base salary at the time of the termination of his employment with the Company, in addition to any compensation he may be entitled to for serving on the Board of Directors of the Company. Mr. Cofer will also be entitled to continued vesting of any outstanding equity upon retirement on or after age 65, subject to his continued service under the post-employment consulting agreement.

The above descriptions of the Employment Agreement and Post Employment Consulting Agreement are qualified in their entirety by reference to those agreements. A copy of the Employment Agreement, and the Post Employment Consulting Agreement which is an exhibit to the Employment Agreement, are filed as Exhibit 10.1 to this Current Report and incorporated by reference herein.

There are no family relationships between any director or executive officer of the Company and Mr. Cofer, and no transactions reportable under Item 404(a) of Regulation S-K in which he has a direct or indirect material interest. Further, there are no arrangements or understandings between Mr. Cofer and any other person pursuant to which he was appointed to serve as Chief Executive Officer.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Title or Description

10.1*	Employment Agreement (including Post Employment Consulting Agreement), dated September 16, 2019 (effective October 14, 2019) between the Company and Timothy P. Cofer.

99.1	Press release announcing CEO appointment, dated September 16, 2019.

104	Cover Page Interactive Data File - the cover page iXBRL tags are embedded within the Inline XBRL document

*	Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL GARDEN & PET COMPANY

By:	/s/ George Yuhas
George Yuhas
General Counsel

Dated: September 19, 2019

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